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                                                                   EXHIBIT 10.22

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of December 12, 2003, by and between BAKERS FOOTWEAR GROUP, INC., a Missouri corporation (the "Company"), and Mark Ianni ("Employee").

                              W I T N E S S E T H :

         WHEREAS, the Company desires to retain the services of Employee as an Executive Vice President/General Merchandise Manager of the Company; and

         WHEREAS, the Company and Employee desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and Employee.

         NOW, THEREFORE, in consideration of the mutual premises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Term. Employee's term of employment (the "Employment Term") under this Agreement shall be one (1) year, commencing on December 12, 2003, and shall continue for a period through and including December 11, 2004, and shall automatically renew for successive one (1) year terms, unless (a) either party notifies the other in writing of its or his intention not to extend Employee's Employment Term at least sixty (60) calendar days prior to the end of the then Employment Term, or (b) the Employment Term is earlier terminated pursuant to the terms and conditions set forth in this Agreement.

         2. Duties. Employee shall perform all duties incident to the position of Buyer as well as any other duties as may from time to time be assigned by the Chairman and Chief Executive Officer of the Company or his designee, and agrees to abide by all By-laws, policies, practices, procedures or rules of the Company. Employee may be reassigned or transferred to



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another management position, as designated by the Chairman and Chief Executive
Officer of the Company, which may or may not provide the same level of responsibility as the initial assignment, in accordance with the terms and conditions of this Agreement.

         3. Exclusive Services and Best Efforts. Employee agrees to devote his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position, and to this end, he will devote his full time and attention exclusively to the business and affairs of the Company. Employee also agrees that he shall not take personal advantage of any business opportunities that arise during is employment and that may benefit the Company. All material facts regarding such opportunities must be promptly reported to the Chairman and Chief Executive Officer for consideration by the Company.

         4. Base Salary. During the Employment Term, the Company shall pay Employee a salary, at a rate per annum to be determined from time to time by the Compensation Committee of the Board of Directors, payable in equal installments at such payment intervals as are the usual custom of the Company, but not less often than monthly.

         5. Bonus. Employee shall be eligible to participate in the Company Executive Bonus Plan (the "Plan") on the same basis as other participants at his level and pursuant to the terms of the Plan in effect on the date eligibility for a bonus is determined.

         6. Benefit Plans. During the Employment Term and as otherwise provided herein, Employee shall be entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to, medical insurance, dental insurance, and disability insurance plans) and other employee benefit plans, including, but not limited to, the Company 401(k) plan, established by the Company from time to time for the benefit of all executives of the Company. Employee shall be entitled to paid vacation from work in accordance with the terms of the Company's vacation policy. Employee shall be required to comply with the conditions attendant



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to coverage by such plans and policies and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans and policies as they may be amended from time to time. Nothing herein contained shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Employment Agreement.

         7. Deduction from Salary and Benefits. The Company may withhold from any salary or benefits payable to Employee all federal, state, local and other taxes and other amounts as permitted or required pursuant to law or legal compulsion.

         8. Reimbursement of Business Expenses. Employee shall be paid or reimbursed for all reasonable, ordinary and necessary business expenses incurred by Employee in the performance of his responsibilities and the promotion of the Company's businesses, including any air travel, lodging, and automobile and related travel expenses. Employee shall submit to the Company periodic statements of all expenses so incurred. Subject to such audits as the Company may deem necessary, the Company shall reimburse Employee the full amount of any such expenses advanced by him in the ordinary course of business.

         9. Change of Control. (a) In the event that (i) there is a Change of Control of the Company, and (ii) such Change of Control results in (a) a material diminution of the nature and status of Employee's duties and responsibilities or (b) the termination of Employee's employment without cause, Employee shall receive an aggregate payment in one lump sum within thirty (30) days of such termination, totaling an amount equal to six months of the Employee's Base Salary in effect at the time of Employee's termination.

                  (b) For the purpose of this Agreement, a "Change of Control" shall mean there has been: (i) A sale by the stockholders of the Company of more than 50% of either the then outstanding shares of common stock or the combined voting power of the Company's then



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outstanding voting securities entitled to vote generally in the election of directors; (ii) A sale of all or substantially all of the assets of the Company; or (iii) A reorganization, merger or consolidation, resulting in the stockholders of the Company immediately prior to such reorganization, merger or consolidation, immediately thereafter owing, directly or indirectly, less than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company. Any transaction referred to in this paragraph must be to a party not related to a shareholder for the same to constitute a Change of Control.

         10. Death. The Employment Term shall terminate on the date of Employee's death, in which event Employee's salary and benefits owing to Employee through the date of Employee's death shall be paid to his estate. Employee's estate will not be entitled to any other compensation under this Agreement.

         11. Disability. If, during the Employment Term, in the opinion of the Company, Employee, because of physical or mental illness or incapacity, shall become unable to perform substantially all of the duties and services required of him under this Agreement for a period of sixty (60) days in the aggregate during any twelve-month period, the Company may, upon at least ten
(10) days' prior written notice given at any time after the expiration of such sixty (60) day period, notify Employee of its intention to terminate the Employment Term under this Agreement as of the date set forth in the notice. In case of such termination, Employee shall be entitled to receive salary, benefits and reimbursable expenses owing to Employee through the date of termination. The Company shall have no further obligation or liability to Employee.

         12. Termination For Cause. (a) The Company may immediately terminate the Employment Term under this Agreement for cause. Upon such termination, the Company shall be released from any and all further obligations under this Agreement, except for accrued salary



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and benefits owing to Employee through the effective date of the termination of the Employment Term. Employee's other obligations under this Agreement, including but not limited to those under Paragraph 14 (Non-Competition and Confidential Information) and Paragraph 16 (Other Post-Employment Obligations), shall continue pursuant to the terms and conditions of this Agreement.

                  (b) For the purposes of this Agreement, "cause" shall include, without limitation, the following:

                  (1) failure or neglect by Employee to perform the duties of the Employee's position or meet the Company's performance expectations;

                  (2) failure of Employee to obey orders given by the Company or supervisors;

                  (3) misconduct in connection with the performance of any of Employee's duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or while in the Company's employ or to which the Company is subject;

                  (4) commission by Employee of an act involving moral turpitude, dishonesty, theft or unethical business conduct, or conduct that impairs or injures the reputation of, or harms, the Company;

                  (5) disloyalty by Employee, including, without limitation, aiding a competitor;

                  (6) failure by Employee to devote his full time and best efforts to the Company's business and affairs;

                  (7) failure by Employee to work exclusively for the Company;

                  (8) failure to fully cooperate in any investigation by the Company;

                  (9)      any breach of this Agreement or Company rules;

                  (10)     any other act of misconduct by Employee; or

                  (11)     the elimination of Employee's position.

                  (c) If the Company terminates the Employment Term under this Agreement for cause as provided in Paragraph 12(b)(11) above, Employee shall receive the equivalent of



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three (3) months of Employee's annual salary, less deductions required by law, payable on a monthly basis, if, and only if, Employee signs a valid general release of all claims against the Company in a form provided by the Company.

         13. Termination Without Cause. In the event of a Change of Control, as that term is defined in Paragraph 9, Employee's Employment Term maybe terminated without cause upon thirty (30) days written notice. Upon such termination, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee
(i) his salary and benefits owing to Employee through the day on which Employee's employment is terminated, and (ii) the amount described in Paragraph
9. Employee's obligations under this Agreement, including but not limited to those under Paragraphs 14 and 16, shall continue pursuant to the terms and conditions of this Agreement.

         14.      Non-Competition and Confidential Information.

                  (a) Non-Competition. The Company does business throughout the United States. The entities listed on Exhibit A, attached hereto and incorporated herein by reference, are competitors of the Company that also do business throughout the United States. During the Employment Term and for a period of twelve (12) months after the termination for any reason of Employee's employment with the Company, Employee will not, without the prior written consent of the Chairman and CEO of the Company or Board, if Employee is then the Chairman and CEO, in any manner, directly or indirectly, either as an employee, owner, partner, consultant, shareholder, director or officer, for himself or in behalf of any person, firm, partnership, entity or corporation, work for, become employed by or interested directly or indirectly in, or in any other way become employed by or interested directly or indirectly in, or in any other way become associated with, any of the entities listed on Exhibit A or any of their subsidiaries or affiliated or related entities, or any of their successors. The Board shall have the right to modify, add to, or delete from the list set forth in Exhibit A, and may do so from time to time until thirty (30) days



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after the end of the initial or any succeeding Employment Term, by written notice pursuant to Paragraph 22 of this Agreement. The aforementioned twelve
(12) month time period shall be extended for a time period equal to the time period during which a violation of Paragraph 13(a) exists.

                  (b) Confidentiality. Employee acknowledges that he will have access to certain proprietary and confidential information and trade secrets ("Confidential Information") of the Company, including, but not limited to, Company store volume data, sales projections, profit data, lease terms, marketing and advertising strategies and plans, product information, cost information, and financial information of the Company. Employee will not use or disclose any Confidential Information during the Employment Term or thereafter other than in connection with performing Employee's services for the Company in accordance with this Agreement.

                  (c) Enforcement. (1) Employee agrees that the restrictions set forth in this Paragraph are reasonable and necessary to protect the Company's goodwill and other legitimate business interests. If any of the covenants set forth herein are deemed to be overbroad or unenforceably the parties contemplate that such provisions shall be modified to make them enforceable to the fullest extent permitted by law.

                      (2) In the event of a breach or threatened breach by Employee of any of the provisions of this Paragraph, (i) Employee acknowledges that the Company will be irreparably harmed and that money damages may be an insufficient remedy to the Company; and (ii) Employee shall pay all of the Company's costs and expenses incurred in enforcing this Agreement, whether or not litigation is commenced. Employee acknowledges that enforcement of the provisions of this Paragraph by way of injunctive relief would not prevent Employee from earning a livelihood.

                  (d) The provisions of this Paragraph shall survive the termination of Employee's employment, regardless of the reason for the termination. The provisions of this


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Paragraph shall be deemed independent of the other provisions of this Agreement and shall be enforceable in all events, notwithstanding the termination of Employee's employment or even a breach by the Company of any provision of this Agreement.

         15. Representations and Warranties of Employee. Employee hereby represents and warrants to the Company as follows: (a) Employee's execution and delivery of this Agreement and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Employee is a party or by which he is or may be bound or subject; and (b) Employee is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.

         16.      Other Post-Employment Obligations.

                  (a) Company Property. All records, files, lists, including computer generated lists, documents, computers, computer software programs, equipment, telephones, telephone numbers, and similar items relating to the Company's business that Employee shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to the Company all property of the Company in his possession. Employee further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. Employee additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any such software, documents or other materials.

                  (b) Cooperation. Employee agrees that both during and after his employment he shall, at the request of the Company, render all assistance and perform all


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lawful acts that the Company considers necessary or advisable in connection with any litigation involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, customer or vendor of the Company.

                  (c) The provisions of this Paragraph shall survive the termination of Employee's employment, regardless of the reason for the termination. The provisions of this Paragraph shall be deemed independent of the other provisions of this Agreement and shall be enforceable in all events, notwithstanding the termination of Employee's employment or even a breach by the Company of any provision of this Agreement.

         17. Arbitration. Any and all disputes arising under or relating to the interpretation or application of this Agreement or concerning Employee's employment with the Company or termination thereof, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Missouri Human Rights Act, the Missouri Service Letter Law, and any other federal, state, or local law, and the common law of contract or tort, shall be subject to arbitration in St. Louis County, Missouri, under the then existing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction. Nothing contained in this Paragraph shall limit the right of the Company to enforce by court injunction or other equitable relief the Employee's obligations under this Agreement, including but not limited to those under Paragraphs 14 and 16 of this Agreement.

         18. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Missouri, without regard to the conflicts of law rules thereof.


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         19.      Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Circuit Court of St. Louis County, Missouri, and of the United States District Court for the Eastern District of Missouri in connection with any suit, action or other proceeding concerning the interpretation or application of this Agreement, Employee's employment with the Company or termination thereof, or enforcement of Paragraphs 14 or 16 of this Agreement. Employee waives and agrees not to assert any defense that the court lacks jurisdiction, that venue is improper, that the forum is inconvenient, or otherwise.

         20. Successors and Assigns. Neither this Agreement, nor any of Employee's rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Company and its successor and assigns.

         21. Waiver. Any waiver or consent from the Company with respect to any term or provision of this Agreement or any other aspect of Employee's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of Employee's conduct or employment shall not in any manner (except as otherwise expressly provided herein) affect the Company's right at a later time to enforce any such term or provision.

         22. Notices. All notices under this Agreement must be in writing and shall be deemed to have been duly given if delivered by hand or mailed by first class mail, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party and addressed as follows:


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                  (a) The Company:

                      Bakers Footwear Group, Inc.
                      2815 Scott Avenue
                      St. Louis, Missouri 63103

                  Attention: Chairman and Chief Executive Officer

                  (b) Employee:

                      Mark Ianni
                      2726 Marbach Way
                      St. Charles, MO 63301

Addresses may be changed by notice in writing signed by the addressee.

         23. Amendment. No amendment or modification of this Agreement shall be valid or effective, unless in writing and signed by the parties to this Agreement.

         24. Entire Agreement. (a) This Agreement embodies the entire agreement of the parties hereto with respect to its subject matter and merges with and supersedes all prior discussions, agreements, commitments or understandings or every kind and nature relating thereto, whether oral or written, between Employee and the Company; provided, however, that nothing in this Agreement supersedes the Company's Class C Stock Option Agreement. Neither party shall be bound by any term or condition other than as is expressly set forth herein.

                  (b) Employee represents and agrees that he fully understands his right to discuss all aspects of this agreement with his private attorney, that to the extent he desired, he availed himself of this right, that he has carefully read and fully understands all of the provisions of the Agreement, that his decision to execute this Agreement has not been obtained by any duress and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this Agreement.

         25. This agreement restates and replaces, in its entirety, the employment agreement previously signed as of April 28, 2003 by and between the Company and the Employee.


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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove set forth.

         THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION, WHICH MAY BE ENFORCED BY THE PARTIES.

COMPANY:                                 EMPLOYEE:

BAKERS FOOTWEAR GROUP, INC.

By: /s/ Peter Edison                     /s/ Mark Ianni
    ------------------------------       --------------------------------
    Peter Edison                         Mark Ianni

Title: Chairman and Chief Executive Officer

Mark Ianni

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[Exhibit A. Competitions of the Company, omitted. The Registrant undertakes to furnish a supplemental copy of such exhibit to the SEC upon request.]